                            EXHIBIT 99

For Further Information:

Investor Contact: Deborah Abraham
                  (203) 459-6674
Media Contact:    Maria Gordon-Shydlo
                  (203) 459-7674

FOR IMMEDIATE RELEASE

OXFORD HEALTH PLANS, INC. COMPLETES $220 MILLION TPG EXCHANGE AND
     REPURCHASE AGREEMENT AND RELATED SENIOR BANK FACILITIES

TRUMBULL, Conn., Dec. 26 Oxford Health Plans, Inc. (Nasdaq:OXHP) announced that it has completed its obligations under the TPG Exchange and Repurchase Agreement with Texas Pacific Group ( "TPG ") and other investors (the "TPG" Agreement) previously announced on October 25, 2000, and has successfully closed the related senior bank facilities.

Under the terms of the TPG Agreement, the Company paid $220 million to TPG and other investors for (i) certain preferred stock and (ii) warrants for 11,543,545 common shares. TPG and other investors simultaneously exchanged their remaining preferred stock and remaining warrants for 10,986,455 newly issued shares of common stock. As previously announced, the Company will record a non-cash write-off of unamortized preferred stock discount and unamortized expenses of approximately $38 million in the fourth quarter. With the closing of this transaction, the 1998 Investment Agreement between TPG and Oxford has been terminated. Additionally, pursuant to a Lock-up Agreement, TPG and other investors agreed not to sell the newly issued common shares until after February 15, 2001.

The Company also announced that it has completed the closing of new senior bank credit facilities totaling $250 million. The credit facilities consist of a $175 million 5 1/2 year Term Loan which was used to fund the closing, and a 5 year $75 million Revolving Credit Facility, which was not drawn at closing. "These transactions, together with the successful completion of our Senior Note tender announced last week, conclude our efforts to repurchase or restructure the turnaround financing obtained in 1998. We have significantly improved our capital structure and strengthened our balance sheet as we enter 2001", said Kurt B. Thompson, Oxford's Chief Financial Officer.

Founded in 1984, Oxford Health Plans, Inc. provides health plans to employers and individuals in New York, New Jersey and Connecticut, through its direct sales force, independent insurance agents and brokers. Oxford's services include traditional health maintenance organizations, point-of-service plans, third party administration of employer-funded benefit plans and Medicare plans.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release contains statements which are forward-looking statements within the meaning of applicable federal securities laws and are based upon the Company's current expectations and assumptions which are subject to a number of risks and uncertainties which could cause actual results to materially differ from those anticipated. A discussion of those risks and uncertainties is included in the discussion under the caption "Business -- Cautionary Statement Regarding Forward-Looking Statements" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 and under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Cautionary Statement Regarding Forward-Looking Statements" in the Company's Quarterly Reports on Form 10-Q for the periods ended March 31, 2000, June 30, 2000 and September 30, 2000.


                                       5